EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Syntax-Brillian Corporation of our report dated September 8, 2006 with respect to the consolidated balance sheet of Syntax-Brillian Corporation and subsidiaries as of June 30, 2006 and June 30, 2005, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2006 which report appears in the Company’s Annual Report on Form 10-K/A for the year ended June 30, 2006.
We also consent to the reference to our firm under the caption “Experts” in the prospectus that is part of the Registration Statement.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
April 6, 2007